Exhibit 99.1

July 19, 2021	Analyst Contact:	Brandon Lohse 918-947-7472
	Media Contact:	Leah Harper 918-947-7123

ONE Gas Declares Quarterly Dividend

TULSA, Okla. – July 19, 2021 – ONE Gas, Inc. (NYSE: OGS) The board of directors of ONE Gas, Inc. (NYSE: OGS) today declared a quarterly dividend of 58 cents per share of common stock, payable Sept. 1, 2021, to shareholders of record at the close of business Aug. 13, 2021.

ONE Gas announced previously that it expects the quarterly dividend to be 58 cents per share in 2021, or $2.32 per share on an annualized basis, with annual dividend growth of 6% to 8% between 2020 and 2025 and a target dividend payout ratio of 55% to 65% of net income, all subject to its board of directors’ approval.

ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol "OGS." ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

ONE Gas, headquartered in Tulsa, Oklahoma, provides natural gas distribution services to more than 2 million customers in Kansas, Oklahoma, and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

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